Exhibit 10.1

CDK Global, Inc.

1950 Hassell Road

Hoffman Estates, IL 60169

August 2, 2016

Elliott Associates, L.P.

Elliott International, L.P.

Elliott International Capital Advisors Inc.

40 West 57th Street

New York, NY 10019

Gentlemen:

This letter (this “Agreement”) constitutes the agreement between CDK Global, Inc., a Delaware corporation (the “Company”), Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”), and Elliott International Capital Advisors Inc., a Delaware corporation (together with Elliott Associates and Elliot International, the “Investors”), with respect to the matters set forth below. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in paragraph 12 below.

1. New Directors. The Company shall promptly appoint two (2) individuals (each a “New Director” and together the “New Directors”) to the board of directors of the Company (the “Board”) identified from the Candidate List (as defined below); provided the first of the New Directors shall be identified no later than September 6, 2016 and the second of the New Directors shall be identified no later than October 6, 2016. The “Candidate List” includes the individuals submitted to the Company by the Investors concurrently with the execution of this Agreement. Subject to the approval by the Investors (such approval not to be unreasonably withheld), the Company may add to the Candidate List one (1) individual with similar qualifications to the other individuals on the Candidate List. Promptly following identification of each of the New Directors, but no later than five (5) business days thereafter, the Board shall take such action necessary to increase the size of the Board by one (1) and appoint such New Director to fill the vacancy so created, such that the size of the Board shall be nine (9) directors following the appointment of the first of the New Directors and ten (10) directors following the appointment of the second of the New Directors. Each of the New Directors shall serve as a director until a successor is duly elected and qualified or until the New Director’s earlier death, resignation, disqualification or removal, subject to the terms of this Agreement. The size of the Board shall not exceed ten (10) directors at any time prior to the Expiration Date. The Board also shall appoint each of the New Directors to an appropriate committee of the Board at such time consistent with the Board’s normal course of operations, but no later than one hundred and fifty (150) days after the appointment of such New Director to the Board.

2. New Director Agreements, Arrangements and Understandings. Each of the Investors agrees that neither it nor any of its Affiliates (a) will pay any compensation to any New Director (including replacement candidates contemplated by paragraph 3) regarding such Person’s service on the Board or any committee thereof or (b) will have any agreement, arrangement or understanding, written or oral, with any New Director (including replacement candidates contemplated by paragraph 3) regarding such Person’s service on the Board or any committee thereof (including without limitation pursuant to which such Person will be compensated for his or her service as a director on, or nominee for election to, the Board or any committee thereof). The Company agrees and acknowledges that the payment by the Investors of compensation to the New Directors on or prior to the date of this Agreement for providing information to the Investors in connection with their potential service on the Board shall not be deemed a violation of this paragraph 2.

3. 2016 Annual Meeting; Replacements. The Company shall include the New Directors on its slate for election as directors of the Company at its 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). If a New Director resigns, refuses, or is unable to serve as a director at any time prior to the Expiration Date, the Company and the Investors shall mutually agree on a replacement who is Independent and satisfies the Board membership criteria set forth in the Company’s Corporate Governance Guidelines. Such replacement for the New Director shall be appointed to the Board to serve the unexpired term of the departed New Director, and shall be considered a New Director for all purposes of this Agreement. Any other vacancies on the Board or any committee thereof created prior to the Expiration Date shall be filled by the Board upon the recommendation of the Nominating and Governance Committee. The Investors’ right to participate in the selection of a replacement candidate, and the Company’s obligation to appoint such candidate to the Board, in accordance with this paragraph 3, shall terminate prior to the Expiration Date at such time as the Investors’ aggregate beneficial ownership decreases to less than 3.0% of the Company’s common shares as a result of dispositions by the Investors.

4. New Director Information. As a condition to a New Director’s appointment to the Board and any subsequent nomination for election as a director at the Company’s Annual Meeting of Stockholders, the New Directors will provide any information the Company reasonably requires, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and will consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Company in accordance with past practice with respect to other members of the Board. If, following the completion of the Company’s initial background review process, the Board learns that a New Director has committed, been indicted or charged with, or made a plea of nolo contendre to a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, then the Board may request that the New Director submit his or her resignation and, in such case, the Nominating and Governance Committee of the Board, together with the Investors, will identify a mutually agreeable replacement; provided, that the Investors aggregate beneficial ownership of the Company’s common shares is 3.0% or more.

5. Company Recommendations at 2016 Annual Meeting. In connection with the 2016 Annual Meeting (and any adjournments or postponements thereof), the Company will recommend that the Company’s stockholders vote in favor of the election of each of the Board’s nominees (including the New Directors), solicit proxies for each of the Board’s nominees, and cause all Company common stock represented by proxies granted to it (or any of its officers, directors or representatives) to be voted in favor of each of the Board’s nominees.

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6. Voting of Investors’ Shares. In connection with the 2016 Annual Meeting (and any adjournments or postponements thereof), so long as both New Directors have been nominated by the Board for re-election as a director the Investors will cause to be present for quorum purposes and vote or cause to be voted all Company common stock beneficially owned by them or their controlling or controlled Affiliates and which they or such controlling or controlled Affiliates are entitled to vote on the record date for the 2016 Annual Meeting in favor of (a) the election of each of the Board’s nominees (including the New Directors) and (b) otherwise in accordance with the Board’s recommendation on any proposal not related to an Extraordinary Transaction.

7. Company Policies. The parties hereto acknowledge that each of the New Directors, upon election to the Board, will serve as a member of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company. The Company represents and warrants that: (i) all Company Policies currently in effect are publicly available on the Company’s website or described in its proxy statement filed with the Securities and Exchange Commission (the “SEC”) on September 22, 2015 or have otherwise been provided to the Investors, and such Company Policies will not be amended prior to the appointment of the New Directors other than as may be required to implement this Agreement and (ii) prior to the Expiration Date, any changes to the Company Policies, or new Company Policies, will be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated hereby.  Notwithstanding the foregoing, no Company Policies, as currently in effect or as may be amended or adopted, shall in any way inhibit any Board members (including the New Directors) from engaging in dialogue with the Investors so long as they comply with their confidentiality obligations in their capacity as Board members.

8. Standstill. From the date of this Agreement until the Expiration Date or until such earlier time as the restrictions in this paragraph 8 terminate as provided herein (such period, the “Restricted Period”), the Investors will not, and will cause their respective Affiliates and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on their behalf (collectively, the “Restricted Persons”) not to, directly or indirectly, absent prior express written invitation or authorization by the Company or the Board:

(a) engage in any “solicitation” (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(b) knowingly encourage, advise or influence any other Person or knowingly assist any Person in so encouraging, advising or influencing any Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum, binding or non-binding, (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

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(c) form, join or act in concert with any partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Voting Securities, other than solely with other Affiliates of the Investors with respect to Voting Securities now or hereafter owned by them;

(d) acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Voting Securities or assets of the Company, or rights or options to acquire any Voting Securities or assets of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Voting Securities, in each case if such acquisition or transaction would result in the Investors having beneficial ownership of more than 9.9% of the Company’s outstanding common stock or economic exposure to more than 14.9% of the Company’s outstanding common stock;

(e) sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying common stock of the Company held by the Investors to any Third Party;

(f) make or in any way participate, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict the Investors from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board); or make, directly or indirectly, any public proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth above in this paragraph;

(g) enter into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with other Affiliates of the Investors, with respect to Voting Securities now or hereafter owned by them and other than granting proxies in solicitations approved by the Board;

(h) (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as set forth herein, (ii) seek, alone or in concert with others, the removal of any member of the Board or (iii) conduct a referendum of stockholders;

(i) make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(j) make any request for stock list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or other statutory or regulatory provisions providing for shareholder access to books and records;

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(k) except as set forth herein, make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any material change in the capitalization or dividend policy of the Company, (iii) any other material change in the Company’s management, business or corporate structure, (iv) any waiver, amendment or modification to the Company’s Certificate of Incorporation or Bylaws, (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(l) institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this paragraph 8; provided, however, that for the avoidance of doubt the foregoing shall not prevent any Restricted Person from (i) bringing litigation to enforce the provisions of this Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Restricted Person, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, or (iv) exercising statutory appraisal rights; provided, further, that the foregoing shall also not prevent the Restricted Persons from responding to or complying with a validly issued legal process;

(m) enter into any negotiations, agreements or understandings with any Third Party to take any action that the Investors are prohibited from taking pursuant to this paragraph 8; or

(n) make any request or submit any proposal, directly or indirectly, to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal;

provided, that the restrictions in this paragraph 8 shall terminate automatically upon the earliest of (i) as a non-exclusive remedy for any such breach, upon five (5) business days’ prior written notice by the Investors following a material breach of this Agreement by the Company (including, without limitation, a failure to appoint any of the New Directors and otherwise constitute the Board in accordance with paragraph 1, a failure to appoint a replacement in accordance with paragraph 3, or a failure to issue the Press Release or to present the Company Guidance in accordance with paragraph 10) if such breach has not been cured within such notice period, provided that the Investors are not in material breach of this Agreement at the time such notice is given, (ii) the announcement by the Company of a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company’s outstanding common stock, (iii) the commencement of any tender or exchange offer (by a person other than the Investors or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company’s outstanding common stock, where the Company files a Schedule 14D-9 (or any amendment thereto), other than a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, that does not recommend that the Company’s stockholders reject such tender or exchange offer, (iv) such time as the Company issues a preliminary proxy statement, definitive proxy statement or other proxy materials in connection with the 2016 Annual Meeting that is inconsistent with the terms of this Agreement or (v) the adoption by the Board of any amendment to the Certificate of Incorporation or Bylaws of the Company that would reasonably be expected to substantially impair the ability of a stockholder to submit nominations for election to the Board or stockholder proposals in connection with any future Company Annual Meeting of Stockholders. Notwithstanding anything to the contrary in this Agreement, nothing in this paragraph 8 shall prohibit or restrict the New Directors from exercising their rights and fiduciary duties as directors of the Company or restrict their discussions solely among other members of the Board and/or management, advisors, representatives or agents of the Company. Further, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent the Investors from making public statements regarding any Extraordinary Transaction announced by or in respect of the Company, and nothing in this Agreement shall prevent the Company from responding to such statements, subject to the obligations of the parties under paragraph 11 unless such statements do not expressly target any individual.

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9. Private Communications. Notwithstanding anything to the contrary in this Agreement, each of the Investors and its respective Affiliates may communicate privately with the Company’s directors, chief executive officer, chief financial officer, general counsel, investor relations personnel or advisors (the “Contact Personnel”), but only so long as such private communications would not reasonably be expected to require any public disclosure thereof. Each of the Investors acknowledges and agrees that the Contact Personnel may engage in discussions with the Investors and their respective Affiliates subject to, and in accordance with, the terms of their fiduciary duties to the Company and the Company Policies.

10. Press Release; SEC Filings. Promptly following the execution and delivery of this Agreement, the Company shall issue a press release in the form attached as Exhibit A (the “Press Release”) and no party shall make any statement inconsistent with the Press Release in connection with the announcement of this Agreement. Additionally, promptly following the execution and delivery of this Agreement, the Company will file a Current Report on Form 8-K, which will report the entry into this Agreement. The Investors shall promptly, but in no case prior to the date of the filing or other public release by the Company of the Press Release, prepare and file an amendment to the Schedule 13D with respect to the Company originally filed by the Investors with the SEC on May 11, 2015, as amended on May 4, 2016 (the “Schedule 13D”) reporting the entry into this Agreement and amending applicable items to conform to its obligations hereunder. The amendment to the Schedule 13D and the Form 8-K shall each be consistent with the Press Release and the terms of this Agreement, and shall be in form and substance reasonably acceptable to the Company and the Investors. Additionally, on the Company earnings call on August 3, 2016, the Company shall present the guidance indicated in Exhibit B attached hereto (the “Company Guidance”).

11. Non-Disparagement. During the Restricted Period, the Company and the Investors shall each refrain from making, and shall cause their respective Affiliates and its and their respective principals, directors, members, general partners, officers and employees not to make or cause to be made any statement or announcement including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that both relates to and constitutes an ad hominem attack on, or that both relates to and otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of the Investors: the Company or any of its Affiliates, subsidiaries or advisors, or any of its or their respective current or former officers, directors or employees (including, without limitation, any statements or announcements regarding the Company’s strategy, operations, performance, products or services), and (b) in the case of statements or announcements by the Company: the Investors and the Investors’ advisors, their respective employees or any person who has served as an employee of the Investors and the Investors’ advisors. The foregoing shall not restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

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12. Defined Terms. As used in this Agreement, the term (a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; (b) “beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act; (c) “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed; (d) “Expiration Date” means the earlier of (i) the first anniversary of the date of this Agreement and (ii) thirty (30) days prior to the last day of the time period, established pursuant to the Company’s Bylaws, for stockholders to deliver notice to the Company of director nominations to be brought before the Company’s 2017 Annual Meeting of Stockholders; (e) “Independent” means that a Person (x) (i) shall not be an employee, director, general partner, manager or other agent of an Investor or of any Affiliate of an Investor, (ii) shall not be a limited partner, member or other investor in any Investor or any Affiliate of an Investor and (iii) shall not have, and shall not have had, any agreement, arrangement or understanding, written or oral, with any Investor or any Affiliate of an Investor regarding such Person’s service on the Board, and (y) shall be an independent director of the Company under the Company’s independence guidelines, applicable law and the rules and regulations of the SEC and the Nasdaq Stock Market; (f) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (g) “Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement; and (h) “Voting Securities” shall mean the shares of common stock of the Company and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

13. Investors’ Representations and Warranties. Each of the Investors, severally and not jointly, represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms; (b) neither it nor any of its Affiliates has or will during the Restricted Period have, any agreement, arrangement or understanding, written or oral, with any New Director or other member of the Board pursuant to which such individual has been or will be compensated for his or her service on the Board; and (c) as of the date of this Agreement, (i) the Investors, together with all of their respective Affiliates, collectively have economic exposure to approximately 9.3% of the Company’s outstanding common stock and (ii) except as previously disclosed in writing to the Company prior to the execution of this Agreement, none of the Investors nor any of their respective Affiliates, is a party to any swap or hedging transactions or other derivative agreements of any nature with respect to the Voting Securities.

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14. Company Representations and Warranties. The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) does not require the approval of the stockholders of the Company; and (c) does not and will not violate any law, any order of any court or other agency of government, the Company’s Certificate of Incorporation or Bylaws, each as may be amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

15. Specific Performance. The Company and each of the Investors each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

16. Entire Agreement; Successors and Assigns; Amendment and Waiver. This Agreement (including its exhibits) constitutes the only agreement between the Investors and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

17. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

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18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the Investors and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 20 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

19. Parties in Interest. This Agreement is solely for the benefit of the parties and is not enforceable by any other Person.

20. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:

CDK Global, Inc.

1950 Hassell Road

Hoffman Estates, IL 60169

Attn: Lee Brunz

Email: Lee.Brunz@cdk.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:	Michael J. Aiello
Sachin Kohli
Email:	michael.aiello@weil.com
sachin.kohli@weil.com

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If to the Investors:

Elliott Associates, L.P.

Elliott International, L.P.

40 West 57th Street

New York, NY 10019

Attn:	Jesse Cohn
Email:	jcohn@elliottmgmt.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attn:	Steve Wolosky Andrew Freedman
Email:	swolosky@olshanlaw.com afreedman@olshanlaw.com

At any time, any party may, by notice given in accordance with this paragraph to the other party, provide updated information for notices hereunder.

21. Legal Fees. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

22. Interpretation. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

23. Counterparts. This Agreement may be executed by the parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

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If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours,

CDK GLOBAL, INC.

By:	/s/ Brian P. MacDonald
Name:	Brian P. MacDonald
Title:	CEO and President

Accepted and agreed to as of the date first written above:

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P.,
its General Partner

By:	Braxton Associates, Inc.,
its General Partner

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott International Capital Advisors Inc.,
as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

[Signature Page to Letter Agreement]

Exhibit A

Press Release

CDK Global to Add Two Independent Directors to Board

Reaches Agreement with Elliott Management

HOFFMAN ESTATES, IL, August 3, 2016 – CDK Global, Inc. (Nasdaq:CDK) announced today that it will add two independent directors to its Board under an agreement with Elliott Management, one of CDK’s largest shareholders with an approximately 9.3% ownership stake. Under the terms of the agreement, CDK’s Board of Directors will appoint two independent directors identified by Elliott, and Elliott has agreed to certain “standstill” provisions. The addition of the two directors will expand CDK’s Board to 10 members, all of whom will stand for re-election at the 2016 Annual Meeting of Stockholders.

Leslie Brun, non-executive chairman of CDK Global, said, “With the appointment of Robert Tarkoff to the Board in June, and the addition of two additional independent directors, CDK will have added significant expertise to our Board. We look forward to the new perspectives they will bring as we build on CDK’s positive momentum and improved operations.”

Brian MacDonald, chief executive officer of CDK Global, said, “We look forward to working with the new directors as we continue to fundamentally realign our business to better serve customers and deliver value to shareholders. We are already making excellent progress and are well on our way to achieving our goal of improving adjusted EBITDA margins by 1,300 basis points to 35% by June 2018. In addition, we have today announced in our full-year earnings release that we expect to exit fiscal year 2019 with an adjusted EBITDA margin of 40% or above.

“As we move forward, we are also committed to an active and ongoing capital allocation review. We have already significantly accelerated the pace of capital return with our recent commitment to return $1 billion by the end of calendar year 2016 – a year earlier than our prior target. At the conclusion of our current capital return program, we will evaluate our capital allocation policy, which will likely result in additional share repurchases, as well as continued dividend distributions,” concluded MacDonald.

Jesse Cohn, Senior Portfolio Manager at Elliott, commented, "We have had the opportunity to spend significant time with CDK’s management and the Board to understand the cost transformation plan and the mechanisms in place to ensure its achievement. We are pleased with the steps taken to date, and we think that Brian and his team have laid out a strategy not only to achieve their plan, but to surpass it. Elliott fully supports CDK’s Board and management, and we believe the expanded Board will have the right expertise to oversee the execution of the plan and the achievement of its targets. CDK possesses tremendous value as the unquestioned leader in a highly attractive industry. We believe that the planned cost and business realignment will improve the Company’s profitability, growth profile and ability to deploy capital. We expect these steps to deliver meaningful value to CDK’s customers and shareholders.”

Morgan Stanley is acting as financial advisor to CDK, and Weil, Gotshal & Manges LLP is acting as legal advisor.

Safe Harbor for Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, including targeted adjusted results for CDK’s fiscal years ending June 30, 2018 and June 30, 2019, statements concerning CDK's payment of dividends or the repurchase of shares and its business transformation plan, other plans, objectives, forecasts, goals, beliefs, business strategies, future events, business conditions, results of operations, financial position and business outlook and business trends, and other information, may be forward-looking statements. Words such as "might," "will," "may," "could," "should," "estimates," "expects," "continues," "contemplates," "anticipates," "projects," "plans," "potential," "predicts," "intends," "believes," "forecasts," "future," "assumes," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed, or implied by, these forward-looking statements.

Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: CDK's success in obtaining, retaining and selling additional services to customers; the pricing of products and services; overall market and economic conditions, including interest rate and foreign currency trends, and technology trends; auto sales and advertising and related industry changes; competitive conditions; changes in regulation; changes in technology; security breaches, interruptions, failures and other errors involving CDK's systems; availability of skilled technical employees/labor/personnel; the impact of new acquisitions and divestitures; employment and wage levels; availability of capital for the payment of debt service obligations or dividends or the repurchase of shares; CDK's ability to timely and effectively implement its transformation plan, which is intended to increase operating efficiency and improve CDK's global cost structure, while limiting or mitigating business disruption; and the ability of CDK's significant stockholders and their affiliates to significantly influence CDK's decisions.

There may be other factors that may cause CDK's actual results to differ materially from the forward-looking statements. CDK's actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. CDK gives no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on its results of operations and financial condition. You should carefully read the factors described in CDK's reports filed with the Securities and Exchange Commission ("SEC"), including those discussed under "Part I, Item 1A. Risk Factors" in CDK's most recent Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q for a description of certain risks that could, among other things, cause CDK's actual results to differ from any forward-looking statements contained herein. These filings can be found on CDK's website at www.cdkglobal.com and the SEC's website at www.sec.gov.

All forward-looking statements speak only as of the date of this press release even if subsequently made available by CDK on its website or otherwise. CDK disclaims any obligation to update or revise any forward-looking statements that may be made to reflect new information or future events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

About CDK Global

With more than $2 billion in revenues, CDK Global (Nasdaq:CDK) is a leading global provider of integrated information technology and digital marketing solutions to the automotive retail and adjacent industries. Focused on evolving the automotive retail experience, CDK Global provides solutions to dealers in more than 100 countries around the world, serving more than 27,000 retail locations and most automotive manufacturers. CDK’s solutions automate and integrate all parts of the dealership and buying process from targeted digital advertising and marketing campaigns to the sale, financing, insuring, parts supply, repair and maintenance of vehicles. Visit www.cdkglobal.com.

Investor Relations Contacts:

Elena Rosellen

973.588.2511

elena.rosellen@cdk.com

Jennifer Gaumond

847.485.4424

jennifer.gaumond@cdk.com

Media Contact:

Kyle Donash

847.485.4335

kyle.donash@cdk.com

CDK Global, Inc.

Exhibit B

Company Guidance

CDK Global Reports Strong Fiscal 2016 Results; Provides Fiscal 2017 Guidance along with 2018 and 2019 Targets

Robust Fourth Quarter Provides Solid Momentum into Fiscal 2017

HOFFMAN ESTATES, Ill., Aug. 03, 2016 (GLOBE NEWSWIRE) -- CDK Global, Inc. (Nasdaq:CDK) today announced its fiscal 2016 financial results, its earnings outlook for fiscal 2017, and financial targets for fiscal 2018 and 2019.

Highlights

Fiscal year

  Fiscal 2016 GAAP net earnings attributable to CDK margin expansion of 270 bps to 11.3%; adjusted EBITDA margin expansion of 370 bps to 26.6%
  Fiscal 2016 growth in GAAP diluted net earnings attributable to CDK per share of 37% to $1.51 per share; growth in adjusted diluted net earnings attributable to CDK per share of 34% to $1.74 per share

Fourth quarter

  Fiscal 2016 GAAP net earnings attributable to CDK margin expansion of 270 bps to 10.8%; adjusted EBITDA margin expansion of 630 bps to 28.4%
  Fiscal 2016 growth in GAAP diluted net earnings attributable to CDK per share of 48% to $0.37 per share; growth in adjusted diluted net earnings attributable to CDK per share of 75% to $0.49 per share

Fiscal 2017 guidance, fiscal 2018 and 2019 targets

  Fiscal 2017 GAAP net earnings attributable to CDK margin expansion of 200-250 bps and adjusted EBITDA margin expansion of 500-550 bps
  Fiscal 2017 GAAP net earnings attributable to CDK exit margin of approximately 13% and adjusted EBITDA exit margin of approximately 33%
  Fiscal 2018 targets of revenue growth of approximately 5% from fiscal 2017, adjusted EBITDA dollar growth of 44-48% from fiscal 2016, adjusted EBITDA margin of 35% and adjusted EBITDA exit margin of 36-38%
  Fiscal 2019 target of adjusted EBITDA exit margin of 40% or above

“I am pleased to announce that CDK delivered an exceptionally strong quarter and fiscal year,” said Brian MacDonald, chief executive officer. “We achieved a record number of customer renewals in the fourth quarter, we signed a top 10 dealer group, and we executed a comprehensive reorganization, to name a few. We’ve made significant improvements to our business that are benefitting both our customers and employees, while continuing to grow our business and delivering value to shareholders. We’re forecasting 500-550 bps of adjusted EBITDA margin expansion in fiscal 2017 which, combined with the 370 bps of expansion achieved in fiscal 2016, puts us on track to achieve our transformation target of approximately 1,300 bps of expansion through fiscal 2018.”

“We accelerated the pace of capital return to shareholders with our recent commitment to return $1 billion to shareholders by December 2016.  Since the original announcement in December 2015, we have returned $613 million of the $1 billion to shareholders through the $250 million December ASR, a $300 million ASR entered into in June, and $63 million in dividends,” said Al Nietzel, chief financial officer. “At the conclusion of this commitment, we will evaluate our policy to determine the appropriate next step for returning capital to our shareholders.”

Please refer to the tables at the end of this release for a reconciliation of the GAAP results to the non-GAAP results, which we refer to as our adjusted results throughout the body of this press release. Results below reflect year over year comparisons.

Total Company

Fiscal 2016 Results	GAAP	Adjusted
Revenues	up 2% to $2,114.6 million	up 5% to $2,114.6 million
Earnings before income taxes	up 23% to $369.1 million	up 28% to $426.4 million
Net earnings attributable to CDK	up 34% to $239.3 million	up 30% to $274.6 million
Diluted net earnings attributable to CDK per share	up 37% to $1.51 per share	up 34% to $1.74 per share
Margin	Net earnings attributable to CDK margin up 270 bps to 11.3%	EBITDA margin up 370 bps to 26.6%

Fourth Quarter Fiscal 2016 Results	GAAP	Adjusted
Revenues	up 8% to $542.2 million	up 9% to $542.2 million
Earnings before income taxes	up 31% to $87.9 million	up 62% to $117.6 million
Net earnings attributable to CDK	up 43% to $58.3 million	up 69% to $76.8 million
Diluted net earnings attributable to CDK per share	up 48% to $0.37 per share	up 75% to $0.49 per share
Margin	Net earnings attributable to CDK margin up 270 bps to 10.8%	EBITDA margin up 630 bps to 28.4%

Impacts to the Fiscal Year:

  Foreign exchange rates: Growth in adjusted revenues and earnings before income taxes were negatively impacted by 2 and 3 percentage points, respectively, from unfavorable foreign exchange rates.
  CEO transition: On a GAAP basis, transition costs reduced growth in both earnings before income taxes and net earnings attributable to CDK 3 percentage points, and reduced pretax margin expansion 40 basis points.  On an adjusted basis, transition costs reduced growth in both earnings before income taxes and net earnings almost 3 percentage points, and reduced pretax, net earnings attributable to CDK and EBITDA margin expansion 40, 30 and 20 basis points, respectively.
  Tax rate: The GAAP effective tax rate of 33.1% benefited from the domestic production activities deduction and certain pre spin-off related indemnification adjustments, partially offset by tax charges associated with the repatriation of foreign cash and a valuation allowance adjustment. The adjusted effective tax rate of 33.8%, which excludes the impact of certain pre spin-off indemnification adjustments, was lower than the anticipated range of 34.0% to 34.5% primarily due to a fourth quarter change in estimate of the tax associated with the repatriation of foreign cash and other foreign adjustments.

Impacts to the Fourth Quarter:

  Foreign exchange rates: Growth in adjusted revenues and earnings before income taxes were both negatively impacted by 1 percentage point from unfavorable foreign exchange rates.
  Tax rate: The GAAP effective tax rate of 31.5% benefited from a reduced tax cost on repatriation of foreign cash, partially offset by a tax charge associated with a valuation allowance adjustment. The adjusted effective tax rate of 33.1% was lower than anticipated primarily due to a fourth quarter change in estimate of the tax associated with the repatriation of foreign cash and other foreign adjustments.

Automotive Retail North America

Fiscal 2016 Results		GAAP	Adjusted
Revenues	$1,352.8 million	up 2%	up 5%
Earnings before income taxes	$450.4 million	up 17%	up 18%
Pretax margin	33.3%	up 430 bps	up 360 bps

Fourth Quarter Fiscal 2016 Results		GAAP	Adjusted
Revenues	$342.5 million	up 3%	up 5%
Earnings before income taxes	$123.8 million	up 27%	up 27%
Pretax margin	36.1%	up 660 bps	up 600 bps
  GAAP and adjusted pretax margin expansion for the fourth quarter and fiscal year were primarily due to operating efficiencies associated with the business transformation plan resulting in lower labor-related costs, and scale from increased revenues.

Automotive Retail International

Fiscal 2016 Results		GAAP	Adjusted
Revenues	$313.6 million	down 2%	down 2%
Earnings before income taxes	$61.1 million	up 29%	up 29%
Pretax margin	19.5%	up 470 bps	up 470 bps

Fourth Quarter Fiscal 2016 Results		GAAP	Adjusted
Revenues	$79.3 million	up 8%	up 8%
Earnings before income taxes	$15.8 million	up 123%	up 123%
Pretax margin	19.9%	up 1,020 bps	up 1,020 bps
  On an adjusted constant currency basis, revenues increased 11% for the fourth quarter and 6% for the fiscal year.
  On an adjusted constant currency basis, earnings before income taxes increased 131% for the fourth quarter and 39% for the fiscal year.
  GAAP and adjusted pretax margin expansion for the fourth quarter and fiscal year were primarily due to scale from increased revenues, operating efficiencies associated with the business transformation plan, and accrual true-ups in last year’s fourth quarter.

Digital Marketing

Fiscal 2016 Results		GAAP	Adjusted
Revenues	$448.2 million	up 9%	up 9%
Earnings before income taxes	$58.4 million	up 138%	up 46%
Pretax margin	13.0%	up 710 bps	up 330 bps

Fourth Quarter Fiscal 2016 Results		GAAP	Adjusted
Revenues	$120.4 million	up 22%	up 22%
Earnings before income taxes	$18.7 million	up 82%	up 82%
Pretax margin	15.5%	up 500 bps	up 500 bps
  GAAP and adjusted pretax margin expansion for the fourth quarter and fiscal year were primarily due to a higher mix of higher margin network advertising revenues and increased operating efficiencies associated with the business transformation plan, partially offset by favorable timing of items in fiscal 2015.

Fiscal 2017 Forecast

Fiscal 2017 Forecast	GAAP	Adjusted
Revenues	up 4% - 5%	up 4% - 5%
Earnings before income taxes	up 21% - 26%	up 20% - 24%
Net earnings attributable to CDK	up 23% - 28%	up 22% - 26%
	up 31% - 36%	up 31% - 35%
Diluted net earnings attributable to CDK per share	$1.98 - $2.06	$2.28 - $2.35
Margin	Net earnings attributable to CDK margin up 200 – 250 bps	EBITDA margin up 500 – 550 bps

The fiscal 2017 forecast includes $85-95 million of incremental adjusted EBITDA attributable to the execution of our business transformation plan.

Tax Rate

CDK's anticipated GAAP effective tax rate for fiscal 2017 is 32.5-33.0% compared to 33.1% for fiscal 2016. The anticipated adjusted effective tax rate for fiscal 2017 is 33.0-33.5% compared to 33.8% for fiscal 2016. These anticipated tax rates include forecasted tax benefits associated with the planned adoption of a new stock compensation accounting standard on July 1, 2016. Excess tax benefits and tax deficiencies related to the adoption of this standard will impact the provision for income taxes, resulting in increased volatility in our effective tax rates.

Please refer to the tables at the end of this release for a reconciliation of the GAAP forecast to the adjusted forecast.

Fiscal 2018 and 2019 targets

Current targets are as follows:

  Fiscal 2018 revenue growth of approximately 5% from fiscal 2017
  Fiscal 2018 adjusted EBITDA dollar growth of 44-48% from the adjusted $562.1 million in fiscal 2016
  Fiscal 2018 adjusted EBITDA margin of 35%
  Fiscal 2018 adjusted EBITDA exit margin of 36-38%
  Fiscal 2019 adjusted EBITDA exit margin of 40% or above

Fiscal 2018 and 2019 targets represent financial objectives distinct from forecasts of performance. Therefore, CDK has not provided reconciliations of its fiscal 2018 and 2019 adjusted EBITDA targets to the most directly comparable GAAP measure of net earnings attributable to CDK, because projecting potential adjustments to GAAP results for fiscal 2018 and 2019 targets is not feasible and could be misleading to users of this financial information. The accompanying reconciliations of the fiscal 2017 forecasted adjusted measures with the most directly comparable GAAP measures are indicative of the reconciliations that will be prepared for the same fiscal 2018 and 2019 adjusted targets in the future.

Website Schedules

Other financial information, including financial statements and supplementary schedules presented on a GAAP and adjusted basis, and the schedule of quarterly revenues and pretax earnings by reportable segment have been updated for the fourth quarter of fiscal 2016 and will be posted to the CDK Investor Relations website, http://investors.cdkglobal.com, in the “Financial Information” section.

Webcast and Conference Call

An analyst conference call will be held today, Wednesday, August 3, 2016 at 7:30 a.m. CT. A live webcast of the call will be available on a listen-only basis. To listen to the webcast go to CDK’s Investor Relations website, http://investors.cdkglobal.com, and click on the webcast icon. An accompanying slide presentation will be available to download and print about 60 minutes before the webcast at the CDK Investor Relations website at http://investors.cdkglobal.com. CDK’s financial news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

About CDK Global

With more than $2 billion in revenues, CDK Global (Nasdaq:CDK) is a leading global provider of integrated information technology and digital marketing solutions to the automotive retail and adjacent industries. Focused on evolving the automotive retail experience, CDK Global provides solutions to dealers in more than 100 countries around the world, serving more than 27,000 retail locations and most automotive manufacturers. CDK’s solutions automate and integrate all parts of the dealership and buying process from targeted digital advertising and marketing campaigns to the sale, financing, insuring, parts supply, repair and maintenance of vehicles. Visit cdkglobal.com.

CDK Global, Inc.
Consolidated and Combined Statements of Operations
(In millions, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	June 30,			June 30,
	2016		2015	2016		2015
Revenues	$542.2		$503.1	$2,114.6		$2,063.5

Expenses:
Cost of revenues	315.6		316.6	1,243.4		1,273.2
Selling, general and administrative expenses	120.3		109.2	448.5		431.1
Restructuring expenses	8.8		2.4	20.2		2.4
Separation costs	—		—	—		34.6
Total expenses	444.7		428.2	1,712.1		1,741.3

Operating earnings	97.5		74.9	402.5		322.2

Interest expense	(10.7)		(9.4)	(40.2)		(28.8)
Other income, net	1.1		1.8	6.8		6.5

Earnings before income taxes	87.9		67.3	369.1		299.9

Provision for income taxes	(27.7)		(24.6)	(122.3)		(113.6)

Net earnings	60.2		42.7	246.8		186.3
Less: net earnings attributable to noncontrolling interest	1.9		2.0	7.5		7.9
Net earnings attributable to CDK	$58.3		$40.7	$239.3		$178.4

Net earnings attributable to CDK per common share:
Basic	$0.38		$0.25	$1.52		$1.11
Diluted	$0.37		$0.25	$1.51		$1.10

Weighted-average common shares outstanding:
Basic	154.7	(a)	160.2	157.0	(a)	160.6
Diluted	155.7	(a)	161.6	158.0	(a)	161.6

(a) The weighted-average common shares outstanding for fiscal 2016 reflect a reduction of 1.0 million shares that were inadvertently issued and distributed at the spin-off to ADP with respect to certain unvested ADP equity awards. For additional information on this matter, refer to Note 1, "Basis of Presentation" in our unaudited condensed consolidated and combined financial statements for the quarterly period ended September 30, 2015 filed on Form 10-Q.

CDK Global, Inc.
Consolidated Balance Sheets
(In millions)

	June 30,	June 30,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$219.1	$408.2
Accounts receivable, net of allowances	365.5	314.6
Other current assets	154.1	162.4
Total current assets	738.7	885.2

Property, plant and equipment, net	118.6	100.0
Other assets	217.2	224.1
Goodwill	1,182.7	1,209.9
Intangible assets, net	107.8	99.3
Total assets	$2,365.0	$2,518.5

Liabilities and Equity
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$26.8	$13.0
Accounts payable	38.8	21.7
Accrued expenses and other current liabilities	165.3	154.4
Accrued payroll and payroll-related expenses	115.3	123.2
Short-term deferred revenues	177.2	186.1
Total current liabilities	523.4	498.4

Long-term debt and capital lease obligations	1,190.3	971.1
Long-term deferred revenues	157.7	162.9
Deferred income taxes	46.9	58.2
Other liabilities	70.5	43.8
Total liabilities	1,988.8	1,734.4

Equity:
Preferred stock	—	—
Common stock	1.6	1.6
Additional paid-in-capital	640.7	686.5
Retained earnings	238.3	81.2
Treasury stock, at cost	(52 6.6)	(50.7)
Accumulated other comprehensive income	5.8	51.6
Total CDK stockholders' equity	359.8	770.2
Noncontrolling interest	16.4	13.9
Total equity	376.2	784.1
Total liabilities and equity	$2,365.0	$2,518.5

CDK Global, Inc.
Consolidated and Combined Statements of Cash Flows
(In millions)

	Years Ended June 30,
	2016	2015	2014
Cash Flows from Operating Activities:
Net earnings	$246.8	$186.3	$235.9
Adjustments to reconcile net earnings to cash flows provided by operating activities:
Depreciation and amortization	64.0	76.5	52.3
Deferred income taxes	(3.6)	(25.3)	(15.5)
Stock-based compensation expense	36.4	30.4	21.0
Pension expense	—	0.8	3.7
Other	(5.6)	(12.6)	(3.5)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses:
Increase in accounts receivable	(57.0)	(16.9)	(36.4)
Decrease (increase) in other assets	3.0	(24.3)	(24.4)
Increase in accounts payable	15.3	3.0	0.3
Increase in accrued expenses and other liabilities	20.8	50.0	12.5
Net cash flows provided by operating activities	320.1	267.9	245.9

Cash Flows from Investing Activities:
Capital expenditures	(50.8)	(44.0)	(36.6)
Proceeds from sale of property, plant and equipment	1.1	0.9	—
Capitalized software	(13.5)	(19.9)	(7.5)
Acquisitions of businesses, net of cash acquired	(18.1)	(36.6)	(25.7)
Proceeds from the sale of a business	—	24.5	—
Contributions to investments	(10.0)	(22.9)	—
Proceeds from investments	9.7	16.6	—
Proceeds from (advances on) notes receivable from ADP and its affiliates	—	40.6	(4.2)
Net cash flows used in investing activities	(81.6)	(40.8)	(74.0)

Cash Flows from Financing Activities:
Repayments of notes payable to ADP and its affiliates	—	(21.9)	(2.1)
Borrowings on notes payable to ADP and its affiliates	—	—	1.0
Net transactions of parent company investment	—	(240.8)	(36.3)
Proceeds from long-term debt	250.0	1,750.0	—
Repayments of long-term debt and capital lease obligations	(20.0)	(759.5)	—
Dividend paid to ADP at spin-off	—	(825.0)	—
Dividends paid to stockholders	(82.3)	(58.2)	—
Repurchases of common stock	(561.0)	(50.0)	—
Proceeds from exercise of stock options	6.7	9.8	—
Excess tax benefit from stock-based compensation awards	8.9	11.2	7.1
Withholding tax payments for stock-based compensation awards	(8.7)	(0.9)	—
Payments of deferred financing costs	(2.1)	(9.2)	—
Dividend payments of CVR to noncontrolling owners	(5.0)	(5.4)	(8.0)
Acquisition-related payments	(6.2)	—	(10.0)
Recovery of dividends paid	0.4	—	—
Net cash flows used in financing activities	(419.3)	(199.9)	(48.3)

Effect of exchange rate changes on cash and cash equivalents	(8.3)	(21.8)	2.9

Net change in cash and cash equivalents	(189.1)	5.4	126.5

Cash and cash equivalents, beginning of period	408.2	402.8	276.3

Cash and cash equivalents, end of period	$219.1	$408.2	$402.8

CDK Global, Inc.
Segment Financial Data
(In millions)
(Unaudited)

During fiscal 2016, the Company began to report segment revenues and earnings before income taxes using actual foreign exchange rates. Previously, the Company's revenues and earnings before income taxes for each segment were adjusted to reflect budgeted foreign exchange rates, which resulted in reconciling items for foreign exchange so as to present segment results on a consistent basis without the impact of fluctuations in foreign currency exchange rates. Segment information for fiscal 2015 has been updated to conform to the new presentation and the effect of foreign exchange now resides within reportable segment revenues and earnings before income taxes.

	Segment Revenues
	Three Months Ended				Fiscal Year Ended
	June 30,		Change		June 30,		Change
	2016	2015	$	%	2016	2015	$	%
Automotive Retail North America	$342.5	$331.5	$11.0	3%	$1,352.8	$1,331.4	$21.4	2%
Automotive Retail International	79.3	73.1	6.2	8%	313.6	319.2	(5.6)	(2)%
Digital Marketing	120.4	98.5	21.9	22%	448.2	412.9	35.3	9%
Total	$542.2	$503.1	$39.1	8%	$2,114.6	$2,063.5	$51.1	2%

	Adjusted Segment Revenues
	Three Months Ended					Fiscal Year Ended
	June 30,		Change		Constant Currency	June 30,		Change		Constant Currency
	2016	2015	$	%	%	2016	2015	$	%	%
Automotive Retail North America (a)	$342.5	$325.3	$17.2	5%	6%	$1,352.8	$1,285.2	$67.6	5%	6%
Automotive Retail International (b)	79.3	73.1	6.2	8%	11%	313.6	319.2	(5.6)	(2)%	6%
Digital Marketing (c)	120.4	98.5	21.9	22%	22%	448.2	412.9	35.3	9%	9%
Total	$542.2	$496.9	$45.3	9%	10%	$2,114.6	$2,017.3	$97.3	5%	7%

	Segment Earnings before Income Taxes
	Three Months Ended				Fiscal Year Ended
	June 30,		Change		June 30,		Change
	2016	2015	$	%	2016	2015	$	%
Automotive Retail North America	$123.8	$97.8	$26.0	27%	$450.4	$386.1	$64.3	17%
Margin	36.1%	29.5%	660 bps		33.3%	29.0%	430 bps
Automotive Retail International	15.8	7.1	8.7	123%	61.1	47.3	13.8	29%
Margin	19.9%	9.7%	1020 bps		19.5%	14.8%	470 bps
Digital Marketing	18.7	10.3	8.4	82%	58.4	24.5	33.9	138%
Margin	15.5%	10.5%	500 bps		13.0%	5.9%	710 bps
Other	(70.4)	(47.9)	(22.5)	(47)%	(200.8)	(158.0)	(42.8)	(27)%
Total	$87.9	$67.3	$20.6	31%	$369.1	$299.9	$69.2	23%
Margin	16.2%	13.4%	280 bps		17.5%	14.5%	300 bps

	Adjusted Segment Earnings before Income Taxes
	Three Months Ended					Fiscal Year Ended
	June 30,		Change		Constant Currency	June 30,		Change		Constant Currency
	2016	2015	$	%	%	2016	2015	$	%	%
Automotive Retail North America (a)	$123.8	$97.8	$26.0	27%	27%	$450.4	$381.5	$68.9	18%	19%
Margin	36.1%	30.1%	600 bps			33.3%	29.7%	360 bps
Automotive Retail International (b)	15.8	7.1	8.7	123%	131%	61.1	47.3	13.8	29%	39%
Margin	19.9%	9.7%	1020 bps			19.5%	14.8%	470 bps
Digital Marketing (c)	18.7	10.3	8.4	82%	82%	58.4	40.1	18.3	46%	48%
Margin	15.5%	10.5%	500 bps			13.0%	9.7%	330 bps
Other (d)	(40.7)	(42.5)	1.8	4%	4%	(143.5)	(135.6)	(7.9)	(6)%	(6)%
Total	$117.6	$72.7	$44.9	62%	63%	$426.4	$333.3	$93.1	28%	31%
Margin	21.7%	14.6%	710 bps			20.2%	16.5%	370 bps

(a) The table below presents a reconciliation of revenues to constant currency adjusted revenues and earnings before income taxes to constant currency adjusted earnings before income taxes for the Automotive Retail North America (ARNA) segment.

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues	$342.5	$331.5	$1,352.8	$1,331.4
Internet sales leads revenues	—	(6.2)	—	(46.2)
Adjusted revenues (e)	$342.5	$325.3	$1,352.8	$1,285.2
Impact of exchange rates	1.0	—	11.9	—
Constant currency adjusted revenues (e)	$343.5	$325.3	$1,364.7	$1,285.2

Earnings before income taxes	$123.8	$97.8	$450.4	$386.1
Margin %	36.1%	29.5%	33.3%	29.0%
Stand-alone public company costs	—	—	—	(2.1)
Internet sales leads earnings	—	—	—	(2.5)
Adjusted earnings before income taxes (e)	$123.8	$97.8	$450.4	$381.5
Adjusted margin %	36.1%	30.1%	33.3%	29.7%
Impact of exchange rates	0.4	—	4.6	—
Constant currency adjusted earnings before income taxes (e)	$124.2	$97.8	$455.0	$381.5

(b) The table below presents a reconciliation of revenues to constant currency revenues and earnings before income taxes to constant currency earnings before income taxes for the Automotive Retail International (ARI) segment.

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues	$79.3	$73.1	$313.6	$319.2
Impact of exchange rates	1.8	—	25.9	—
Constant currency revenues (e)	$81.1	$73.1	$339.5	$319.2

Earnings before income taxes	$15.8	$7.1	$61.1	$47.3
Margin %	19.9%	9.7%	19.5%	14.8%
Impact of exchange rates	0.6	—	4.8	—
Constant currency earnings before income taxes (e)	$16.4	$7.1	$65.9	$47.3

(c) The table below presents a reconciliation of revenues to constant currency revenues and earnings before income taxes to constant currency adjusted earnings before income taxes for the Digital Marketing (DM) segment.

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues	$120.4	$98.5	$448.2	$412.9
Impact of exchange rates	0.1	—	1.3	—
Constant currency revenues (e)	$120.5	$98.5	$449.5	$412.9

Earnings before income taxes	$18.7	$10.3	$58.4	$24.5
Margin %	15.5%	10.5%	13.0%	5.9%
Accelerated trademark amortization	—	—	—	15.6
Adjusted earnings before income taxes (e)	$18.7	$10.3	$58.4	$40.1
Adjusted margin %	15.5%	10.5%	13.0%	9.7%
Impact of exchange rates	—	—	0.9	—
Constant currency adjusted earnings before income taxes (e)	$18.7	$10.3	$59.3	$40.1

(d) The table below presents a reconciliation of loss before income taxes to constant currency adjusted loss before income taxes for the Other segment.

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2016	2015	2016	2015
Loss before income taxes	$(70.4)	$(47.9)	$(200.8)	$(158.0)
Separation costs	—	—	—	34.6
Stand-alone public company costs	—	—	—	(14.7)
Trademark royalty fee	—	—	—	5.7
Stock-based compensation	—	—	—	(0.4)
Interest expense	—	—	—	(8.2)
Restructuring expenses	8.8	2.4	20.2	2.4
Other business transformation expenses	20.9	1.9	39.7	1.9
Tax matters indemnification loss/(gain), net	—	1.1	(2.6)	1.1
Adjusted loss before income taxes (e)	$(40.7)	$(42.5)	$(143.5)	$(135.6)
Impact of exchange rates	—	—	(0.1)	—
Constant currency adjusted loss before income taxes (e)	$(40.7)	$(42.5)	$(143.6)	$(135.6)

(e) Refer to the Non-GAAP Financial Measures section of this earnings release for additional information on our non-GAAP adjustments.

CDK Global, Inc.
Consolidated and Combined Adjusted Financial Information
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended				Fiscal Year Ended
	June 30,		Change		June 30,		Change
	2016	2015	$	%	2016	2015	$	%
Revenues	$542.2	$503.1	$39.1	8%	$2,114.6	$2,063.5	$51.1	2%
Internet sales leads revenues	—	(6.2)			—	(46.2)
Adjusted revenues (a)	$542.2	$496.9	$45.3	9%	$2,114.6	$2,017.3	$97.3	5%
Impact of exchange rates	2.9	—			39.1	—
Constant currency adjusted revenues (a)	$545.1	$496.9	$48.2	10%	$2,153.7	$2,017.3	$136.4	7%

Earnings before income taxes	$87.9	$67.3	$20.6	31%	$369.1	$299.9	$69.2	23%
Margin	16.2%	13.4%	280 bps		17.5%	14.5%	300 bps
Separation costs	—	—			—	34.6
Accelerated trademark amortization	—	—			—	15.6
Stand-alone public company costs	—	—			—	(16.8)
Trademark royalty fee	—	—			—	5.7
Stock-based compensation	—	—			—	(0.4)
Interest expense	—	—			—	(8.2)
Restructuring expenses	8.8	2.4			20.2	2.4
Other business transformation expenses	20.9	1.9			39.7	1.9
Tax matters indemnification loss/(gain), net	—	1.1			(2.6)	1.1
Internet sales leads earnings	—	—			—	(2.5)
Adjusted earnings before income taxes (a)	$117.6	$72.7	$44.9	62%	$426.4	$333.3	$93.1	28%
Adjusted margin	21.7%	14.6%	710 bps		20.2%	16.5%	370 bps
Impact of exchange rates	1.0	—			10.2	—
Constant currency adjusted earnings before income taxes (a)	$118.6	$72.7	$45.9	63%	$436.6	$333.3	$103.3	31%

Provision for income taxes	$27.7	$24.6	$3.1	13%	$122.3	$113.6	$8.7	8%
Effective tax rate	31.5%	36.6%			33.1%	37.9%
Income tax effect of pre-tax adjustments	11.2	1.1			21.6	6.4
Income tax expense due to bonus depreciation law change	—	—			—	(4.6)
Pre spin-off filed tax return adjustment	—	(0.5)			0.4	(0.5)
Adjusted provision for income taxes (a)	$38.9	$25.2	$13.7	54%	$144.3	$114.9	$29.4	26%
Adjusted effective tax rate	33.1%	34.7%			33.8%	34.5%

	Three Months Ended				Fiscal Year Ended
	June 30,		Change		June 30,		Change
	2016	2015	$	%	2016	2015	$	%
Net earnings	$60.2	$42.7	$17.5	41%	$246.8	$186.3	$60.5	32%
Less: net earnings attributable to noncontrolling interest	1.9	2.0			7.5	7.9
Net earnings attributable to CDK	58.3	40.7	17.6	43%	239.3	178.4	60.9	34%
Separation costs	—	—			—	34.6
Accelerated trademark amortization	—	—			—	15.6
Stand-alone public company costs	—	—			—	(16.8)
Trademark royalty fee	—	—			—	5.7
Stock-based compensation	—	—			—	(0.4)
Interest expense	—	—			—	(8.2)
Restructuring expenses	8.8	2.4			20.2	2.4
Other business transformation expenses	20.9	1.9			39.7	1.9
Tax matters indemnification loss/(gain), net	—	1.1			(2.6)	1.1
Internet sales leads earnings	—	—			—	(2.5)
Income tax effect of pre-tax adjustments	(11.2)	(1.1)			(21.6)	(6.4)
Income tax expense due to bonus depreciation law change	—	—			—	4.6
Pre spin-off filed tax return adjustment	—	0.5			(0.4)	0.5
Adjusted net earnings attributable to CDK (a)	$76.8	$45.5	$31.3	69%	$274.6	$210.5	$64.1	30%

Net earnings attributable to CDK per common share:
Basic	$0.38	$0.25		52%	$1.52	$1.11		37%
Diluted	$0.37	$0.25		48%	$1.51	$1.10		37%

Adjusted net earnings attributable to CDK per common share:
Basic (a)	$0.50	$0.28		79%	$1.75	$1.31		34%
Diluted (a)	$0.49	$0.28		75%	$1.74	$1.30		34%

Weighted-average common shares outstanding:
Basic (b)	154.7	160.2			157.0	160.6
Diluted (b)	155.7	161.6			158.0	161.6

	Three Months Ended				Fiscal Year Ended
	June 30,		Change		June 30,		Change
	2016	2015	$	%	2016	2015	$	%
Net earnings attributable to CDK	$58.3	$40.7	$17.6	43%	$239.3	$178.4	$60.9	34%
Margin	10.8%	8.1%	270 bps		11.3%	8.6%	270 bps
Net earnings attributable to noncontrolling interest	1.9	2.0			7.5	7.9
Provision for income taxes	27.7	24.6			122.3	113.6
Interest expense	10.7	9.4			40.2	28.8
Depreciation and amortization	18.4	19.4			64.0	76.5
Separation costs	—	—			—	34.6
Stand-alone public company costs	—	—			—	(16.8)
Trademark royalty fee	—	—			—	5.7
Total stock-based compensation	10.9	8.4			36.4	30.4
Restructuring expenses	8.8	2.4			20.2	2.4
Other business transformation expenses	17.4	1.9			34.8	1.9
Tax matters indemnification loss/(gain), net	—	1.1			(2.6)	1.1
Internet sales leads earnings	—	—			—	(2.5)
Adjusted EBITDA (a)	$154.1	$109.9	$44.2	40%	$562.1	$462.0	$100.1	22%
Adjusted margin	28.4%	22.1%	630 bps		26.6%	22.9%	370 bps

	Fiscal Year Ended
	June 30,
	2016	2015
Net cash flows provided by operating activities	$320.1	$267.9
Capital expenditures	(50.8)	(44.0)
Capitalized software	(13.5)	(19.9)
Free cash flow (a)	$255.8	$204.0

(a) Refer to the Non-GAAP Financial Measures section of this earnings release for additional information on our non-GAAP adjustments.

(b) The weighted-average common shares outstanding for fiscal 2016 reflect a reduction of 1.0 million shares that were inadvertently issued and distributed at the spin-off to ADP with respect to certain unvested ADP equity awards. For additional information on this matter, refer to Note 1, "Basis of Presentation" in our unaudited condensed consolidated and combined financial statements for the quarterly period ended September 30, 2015 filed on Form 10-Q.

CDK Global, Inc.
Consolidated Fiscal 2017 Guidance
(In millions, except per share amounts)
(Unaudited)
	Fiscal 2016	Fiscal 2017
	Actuals	Point Estimate (a)	Guidance
Revenues	$2,114.6	$2,210.0	Increase 4 - 5%

Earnings before income taxes	$369.1	$459.0	Increase 21 - 26%
Restructuring expenses	20.2	21.0
Other business transformation expenses	39.7	43.0
Tax matters indemnification gain, net	(2.6)	—
Adjusted earnings before income taxes (b)	$426.4	$523.0	Increase 20 - 24%

Provision for income taxes	$122.3	$150.0
Effective tax rate	33.1%	32.7%	32.5 - 33.0%
Income tax effect of pre-tax adjustments	21.6	23.0
Pre spin-off filed tax return adjustment	0.4	—
Adjusted provision for income taxes (b)	$144.3	$173.0
Adjusted effective tax rate	33.8%	33.1%	33.0 - 33.5%

Net earnings	$246.8	$309.0
Less: net earnings attributable to noncontrolling interest	7.5	8.0
Net earnings attributable to CDK	$239.3	$301.0	Increase 23 - 28%
Restructuring expenses	20.2	21.0
Other business transformation expenses	39.7	43.0
Tax matters indemnification gain, net	(2.6)	—
Income tax effect of pre-tax adjustments	(21.6)	(23.0)
Pre spin-off filed tax return adjustment	(0.4)	—
Adjusted net earnings attributable to CDK (b)	$274.6	$342.0	Increase 22 - 26%

Diluted net earnings attributable to CDK per common share	$1.51	$2.02	$1.98 - 2.06
Growth %			Increase 31 - 36%

Adjusted diluted net earnings attributable to CDK per common share (b)	$1.74	$2.30	$2.28 - 2.35
Growth %			Increase 31 - 35%

	Fiscal 2016	Fiscal 2017
	Actuals	Full Year		4th Quarter Point Estimate (a)
		Full Year Point Estimate (a)	Guidance
Revenues	$2,114.6	$2,210.0		$567.0

Net earnings attributable to CDK	$239.3	$301.0	Increase 23 - 28%	$74.0
Margin	11.3%	13.6%	Increase 200 - 250 bps	13.1%
Net earnings attributable to noncontrolling interest	7.5	8.0		2.0
Provision for income taxes	122.3	150.0		35.0
Interest expense	40.2	60.0		17.0
Depreciation and amortization	64.0	73.0		19.0
Total stock-based compensation	36.4	55.0		24.0
Restructuring expenses	20.2	21.0		8.0
Other business transformation expenses	34.8	38.0		8.0
Tax matters indemnification gain, net	(2.6)	—		—
Adjusted EBITDA (b)	$562.1	$706.0	Increase 24 - 27%	$187.0
Adjusted margin	26.6%	31.9%	Increase 500 - 550 bps	33.0%

(a) The point estimates are arbitrary amounts within the guidance ranges provided and are not meant to represent CDK’s forecast of actual results. They are used solely to provide a means to reconcile each non-GAAP guidance range to the most directly comparable GAAP measure in dollars and percentages, where applicable.

(b) Refer to the Non-GAAP Financial Measures section of this earnings release for additional information on our non-GAAP adjustments.

CDK Global, Inc.
Performance Metrics
(Unaudited)

CDK management regularly reviews the following key performance measures to evaluate business results and make operating and strategic decisions. These measures are intended to provide directional information regarding trends in our recurring subscription revenues. The following table summarizes these measures for recurring subscription revenues in our segments:

	For the three months ended
	September 30, 2014 (a)	December 31, 2014 (a)	March 31, 2015 (a)	June 30, 2015 (a)	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016
ARNA
Automotive
DMS Customer Sites (b)	9,014	9,140	9,167	9,190	9,181	9,210	9,184	9,206
Avg Revenue Per Site (c)	$6,543	$6,572	$6,831	$6,662	$6,998	$7,038	$7,248	$7,129

Adjacencies
DMS Customer Sites (b)	4,673	4,823	4,959	5,029	5,096	5,178	5,236	5,327
Avg Revenue Per Site (c)	$1,524	$1,507	$1,536	$1,522	$1,551	$1,554	$1,585	$1,562

Total ARNA
DMS Customer Sites (b)	13,687	13,963	14,126	14,219	14,277	14,388	14,420	14,533
Avg Revenue Per Site (c)	$4,829	$4,829	$4,983	$4,849	$5,057	$5,069	$5,199	$5,093

ARI
DMS Customer Sites (b)	13,437	13,422	13,294	13,218	13,208	13,267	13,240	13,392
Avg Revenue Per Site (c)	$1,101	$1,097	$1,119	$1,133	$1,151	$1,219	$1,236	$1,249

DM
Websites (d)	7,809	7,783	7,448	7,028	6,946	6,871	6,761	6,641
Avg Revenue Per Website (e)	$3,202	$3,301	$3,333	$3,449	$3,548	$3,665	$3,779	$3,879

(a) Average revenue per dealer management system (DMS) customer site and average revenue per website have been updated for fiscal 2015 to reflect budgeted foreign exchange rates for fiscal 2016.

(b) DMS Customer Sites - We track the number of customer sites that have an active DMS. Consistent with our strategy of growing our automotive retail customer base, we view the number of customer sites purchasing our DMS solutions as an indicator of market penetration for our Automotive Retail segments. Our DMS customer site count includes retailers with an active DMS that sell vehicles in the automotive and adjacent markets. Adjacent markets include heavy truck dealerships that provide vehicles to the over-the-road trucking industry; recreation dealerships in the motorcycle, marine and recreational vehicle industries; and heavy equipment dealerships in the agriculture and construction equipment industries. We consider a DMS to be active if we have billed a subscription fee for that solution during the most recently ended calendar month.

(c)  Average Revenue Per DMS Customer Site - Average revenue per Automotive Retail DMS customer site is an indicator of the adoption of our solutions by DMS customers, and we monitor changes in this metric to measure the effectiveness of our strategy to deepen our relationships with our current customer base through upgrading and expanding solutions. We calculate average revenue per DMS customer site by dividing the monthly applicable revenue generated from our solutions in a period by the average number of DMS client sites in the period. Revenue underlying this metric is based on budgeted foreign exchange rates.

(d) Websites - For the Digital Marketing segment, we track the number of websites that we host and develop for our OEM and automotive retail customers as an indicator of business activity. The number of websites as of a specified date is the total number of full function dealer websites or portals that are currently accessible.

(e) Average Revenue Per Website - We monitor changes in our average revenue per website as an indicator of the relative depth of our relationships in our Digital Marketing segment. We calculate average revenue per website by dividing the monthly revenue generated from our Digital Marketing solutions in a period, excluding OEM advertising revenues, by the average number of customer websites in the period. Revenue underlying this metric is based on budgeted foreign exchange rates.

Non-GAAP Financial Measures

We use certain adjusted results to evaluate our operating performance. In addition, we use adjusted EBITDA, among other measures, as an input to determine incentive-based compensation. Our non-GAAP adjustments principally relate to expenses and benefits that impact comparability of the underlying GAAP measures. We believe our non-GAAP measures provide relevant and useful information for users of the financial statements because they provide insight into our ongoing operating results. Adjusted revenues, adjusted earnings before income taxes, adjusted provision for income taxes, adjusted net earnings attributable to CDK, adjusted basic and diluted earnings attributable to CDK per share, adjusted EBITDA, and free cash flow reflect the adjustments enumerated below. Because adjusted results are not measures of performance that are calculated in accordance with GAAP, they should not be considered in isolation from, or as a substitute for, other metrics that are calculated in accordance with GAAP.

Management has excluded revenues related to the internet sales leads business, which was part of the ARNA segment and was sold on May 21, 2015, from adjusted revenues.

Management has excluded the following items from adjusted earnings before income taxes:

  Earnings before income taxes related to the internet sales leads business, which was part of the ARNA segment and was sold on May 21, 2015.
  Incremental costs incurred for fiscal 2015 that were directly attributable to the spin-off from ADP.
  Accelerated amortization recognized in the second quarter of fiscal 2015 in the DM segment for the Cobalt trademark related to the change in useful life.
  Incremental costs associated with the formation of corporate departments as a stand-alone public company, incremental stock-based compensation expenses incurred for staff additions to build out corporate functions and director compensation costs, and interest expense related to indebtedness incurred with the spin-off. These costs were incurred in fiscal 2016 and have been reflected as adjustments in fiscal 2015 to present these periods on a comparable basis.
  Elimination of the royalty paid to ADP for the utilization of the ADP trademark during fiscal 2015, prior to our spin-off from ADP, as there is no comparable royalty after the spin-off.
  Restructuring expenses recognized in connection with our business transformation plan for fiscal 2016 and 2015. Other business transformation expenses are included within cost of revenues and selling, general and administrative expenses and were incurred in connection with our business transformation plan for fiscal 2016 and 2015.
  Net (gain)/loss recorded within other income, net associated with an indemnification receivable from ADP or liability to ADP for pre spin-off tax periods in accordance with the tax matters agreement.

Management has excluded the following items from adjusted provision for income taxes:

  Income tax effect of pre-tax adjustments described above, including separation costs for fiscal 2015, which were partially tax deductible, and the tax effect of the Internet sales leads business.
  Adjustment recognized during fiscal 2015 to deferred taxes related to the bonus depreciation to which ADP is entitled under the tax law and in accordance with the tax matters agreement to claim additional tax depreciation for assets associated with our business for tax periods prior to our spin-off from ADP.
  Net income tax benefit to adjust the liability for pre spin-off tax returns related to the tax matters indemnification gain in fiscal 2016. Net income tax expense recognized as a result of filing the pre spin-off tax returns related to the loss in fiscal 2015.

Management has excluded the items described above for adjusted earnings before income taxes and adjusted provision for income taxes from adjusted net earnings attributable to CDK and adjusted basic and diluted net earnings attributable to CDK per share.

Management has adjusted the following items from net earnings attributable to CDK in order to calculate adjusted EBITDA:

  Net earnings attributable to noncontrolling interest within the financial statements for the periods presented.
  Provision for income taxes within the financial statements for the periods presented.
  Interest expense included within the financial statements for the periods presented.
  Depreciation and amortization included within the financial statements for the periods presented, including the accelerated amortization attributable to the Cobalt trademark recognized during fiscal 2015.
  Incremental costs incurred for fiscal 2015 that were directly attributable to the spin-off from ADP.
  Incremental costs associated with the formation of corporate departments as a stand-alone public company and incremental stock-based compensation expenses incurred for staff additions to build out corporate functions and director compensation costs. These costs were incurred in fiscal 2016 and have been reflected as adjustments in fiscal 2015 to present these periods on a comparable basis.
  Elimination of the royalty paid to ADP for the utilization of the ADP trademark during fiscal 2015, prior to our spin-off from ADP, as there is no comparable royalty after the spin-off.
  Total stock-based compensation expense recognized for the periods presented.
  Restructuring expenses recognized in connection with our business transformation plan for fiscal 2016 and 2015. Other business transformation expenses are included within cost of revenues and selling, general and administrative expenses and were incurred in connection with our business transformation plan for fiscal 2016 and 2015. Other business transformation expenses exclude $3.5 million and $4.9 million of accelerated depreciation expense and stock-based compensation expense for the three months ended and full year ended June 30, 2016, respectively, for purposes of calculating adjusted EBITDA.
  Net (gain)/loss recorded within other income, net associated with an indemnification receivable from ADP or liability to ADP for pre spin-off tax periods in accordance with the tax matters agreement.
  Earnings before income taxes related to the internet sales leads business, which was part of the ARNA segment and was sold on May 21, 2015. Earnings before income taxes related to the Internet sales leads business includes the loss recognized on the sale of $0.8 million in fiscal 2015.

Free cash flow is defined as cash flows from operating activities less amounts paid for capital expenditures and capitalized software.

We review certain non-GAAP measures, namely adjusted revenues and adjusted earnings before income taxes, on a constant currency basis to understand underlying business trends. To present these results on a constant currency basis, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollar using the average monthly exchange rate for the comparable prior period. As a result, constant currency results neutralize the effects of foreign currency.

Forward-looking non-GAAP measures reflect expected adjustments for restructuring expenses, other business transformation expenses, and the related tax effect. In calculating adjusted EBITDA, we also remove total stock-based compensation expense.

Safe Harbor for Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, including forecasted GAAP and adjusted results for CDK’s fiscal year ending June 30, 2017 and targeted adjusted results for CDK’s fiscal years ending June 30, 2018 and June 30, 2019, statements concerning CDK's payment of dividends or the repurchase of shares and its business transformation plan, other plans, objectives, forecasts, goals, beliefs, business strategies, future events, business conditions, results of operations, financial position and business outlook and business trends, and other information, may be forward-looking statements. Words such as "might," "will," "may," "could," "should," "estimates," "expects," "continues," "contemplates," "anticipates," "projects," "plans," "potential," "predicts," "intends," "believes," "forecasts," "future," "assumes," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed, or implied by, these forward-looking statements.

Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: CDK's success in obtaining, retaining and selling additional services to customers; the pricing of products and services; overall market and economic conditions, including interest rate and foreign currency trends, and technology trends; auto sales and advertising and related industry changes; competitive conditions; changes in regulation; changes in technology; security breaches, interruptions, failures and other errors involving CDK's systems; availability of skilled technical employees/labor/personnel; the impact of new acquisitions and divestitures; employment and wage levels; availability of capital for the payment of debt service obligations or dividends or the repurchase of shares; CDK's ability to timely and effectively implement its transformation plan, which is intended to increase operating efficiency and improve CDK's global cost structure, while limiting or mitigating business disruption; and the ability of CDK's significant stockholders and their affiliates to significantly influence CDK's decisions.

There may be other factors that may cause CDK's actual results to differ materially from the forward-looking statements. CDK's actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. CDK gives no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on its results of operations and financial condition. You should carefully read the factors described in CDK's reports filed with the Securities and Exchange Commission ("SEC"), including those discussed under "Part I, Item 1A. Risk Factors" in CDK's most recent Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q for a description of certain risks that could, among other things, cause CDK's actual results to differ from any forward-looking statements contained herein. These filings can be found on CDK's website at www.cdkglobal.com and the SEC's website at www.sec.gov.

All forward-looking statements speak only as of the date of this press release even if subsequently made available by CDK on its website or otherwise. CDK disclaims any obligation to update or revise any forward-looking statements that may be made to reflect new information or future events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

Investor Relations Contacts:
Elena Rosellen
973.588.2511
elena.rosellen@cdk.com

Jennifer Gaumond
847.485.4424
jennifer.gaumond@cdk.com

Media Contact:
Kyle Donash
847.485.4335
kyle.donash@cdk.com